Advisory Agreement

This Agreement is made as of March 15, 2009, by and between Tianyin Pharmaceutical Co., Ltd. (“Company”), a Chinese company with its principal offices at 11th Floor, South Tower, Jinjiang Times Garden, 107 Jin Li Road West, Chengdu, P. R. China 610072, and TriPoint Capital Advisors, LLC (“Advisor”), a Maryland, United States, limited liability company, with its principal offices at 400 Professional Drive, Suite 310 Gaithersburg, Maryland 20879.

Witnesseth

WHEREAS, the Company currently has an advisory agreement with the Advisors and would like to continue to received the services provided by the Advisor; and

WHEREAS, the Company requires expertise in the area of business development to support it's business and growth and desires to engage Advisor to provide such business development services and specifically to assist the Company with its entry into the U.S. capital markets in order to further its business and corporate development; and, thereafter to assist the Company with its ongoing corporate compliance and development; and

WHEREAS, Advisor, through its principals, agents and employees, has expertise in the implementation of projects of the nature and type contemplated by the Company in its future expansion and development which Advisor has agreed to provide to the Company.

NOW, THEREFORE, in consideration of the premise and the mutual promises and covenants contained herein and subject specifically to the conditions hereof, and intending to be legally bound thereby, the parties agree as follows:

1.    Appointment of Advisor

The Company hereby appoints Advisor, and Advisor agrees to represent the Company, as a non-exclusive Advisor to assist the Company in its business and corporate development, in structuring its capital transactions, including but not limited to assistance with entering the U.S. capital markets, to assist the Company in evaluating financing transactions, to assist in the contemplated marketing and development of the Company in the United States, and to assist the Company with its ongoing compliance obligations as a U.S. public company following the completion of the contemplated transactions. Advisor shall have the right during the term of this agreement to represent to the public that it is an Advisor to the Company.

2.    Advisor's Rights and Duties

Advisor shall use its best efforts to assist the Company in its business and corporate development, including but not limited to:

i.	Review the Company’s current financing needs and assist the Company to develop a strategic plan in order to meet those needs.

ii.	Assist the Company to remain compliant with the requirements of the NYSE Alternext Exchange including all filings, pre approvals, continued listings and registrations, communications and events.

iii.
Assist the Company in the all rounds of private placement financing by reviewing the Company’s current capital structure and business operations and advising the Company as to the structure of future capital transactions.

iv.	Assist in the reviewing and editing of the Company’s business plan.

v.
Assist each the Company in creating a corporate image for the U.S. capital markets including introductions to retail brokerage firms to assist in generating investor interest and assisting in creation of the proper presentation of the Company’s financial story.

vi.	Assist the Company to identify and engage appropriate investment banking, investor relations, legal and accounting relationships necessary to carry out the Company’s strategic plan.

vii.	Assist the Company in maintaining proper US corporate compliance and governance.

viii.	Review potential merger or acquisition candidates on behalf of the Company and advise as to the structure of any such transactions.

ix.	Work with the Company’s independent Auditor in order to assist the Company to comply with US GAAP accounting standards.

x.	Assist the Company to recruit outside directors to the public company when needed.

xi.	Such other duties as the Advisor and the Company may reasonably agree.

3.    Company Obligations

(a)           The Company’s officers, attorneys and accountants will have to be ready to answer questions from the SEC, NASDAQ, AMEX and/or other regulatory agencies, markets or exchanges.

(b)           The Company will need to have audited financial statements for at least the last three fiscal years and have audited financial statements prepared in accordance with US GAAP on an annual basis.  In addition, the Company will need to prepare and present quarterly information that has been reviewed by an independent auditor on a “go-forward basis”.

4.    Company Information

In connection with Advisor's performance of its duties hereunder, the Company shall (i) provide Advisor, on a timely basis, all information reasonably requested by Advisor, and  (ii) make its officers and professionals available to Advisor and such third parties as Advisor shall designate, as agreed to in advance by the Company, at reasonable times and upon reasonable notice.

5.    Confidential Information

Advisor acknowledges that, in the course of performing its duties hereunder, it may obtain information relating to the Company, which the Company has marked as confidential ("Confidential Information").  Advisor shall hold at all times, both during the term of this agreement and at all times thereafter, such Confidential Information in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this agreement, without the Company's prior written consent.  Advisor shall not disclose any Confidential Information to any person or entity, other than to Advisor's employees or Advisors as may be reasonably necessary for purposes of performing its duties hereunder, without the Company's prior written consent.   The foregoing notwithstanding, the term "Confidential Information" shall not include information which (i) becomes generally available to the public, other than as a result of a breach hereof, (ii) was available on a non-confidential basis prior to its disclosure to Advisor by the Company, or (iii) becomes available to Advisor on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with respect to such information.  The foregoing notwithstanding, Advisor may disclose Confidential Information to the extent required by law or regulation, including but not limited to court orders, subpoenas, civil investigative demands and interrogatories.

6.    Compensation

As compensation for Advisor’s services, the Company shall pay Advisor a flat fee monthly fee of $15,000 per month, payable on the 1st day of each month.

As further compensation for the Advisor’s active participation in the development of the Company’s strategic development, as contemplated in this Agreement, the Company will issue to Advisor and/or its affiliates 150,000 5 year common stock options at strike price of $1.60, which options shall vest in full on October 1, 2009. The Company hereby agrees to use its best efforts to register for resale the shares underlying the Options (the “Option Shares”) in the next registrations statement or amendment to the current registration statement that is expected to be filed.

7.    Due Diligence

The Company agrees to  (i) allow TriPoint to conduct detailed due diligence on the Company, (ii) provide updated three-year financial projections, (iii) provide a detailed schedule of expected material milestones for the next 24 months, (iv) provide a detailed use of proceeds during the next 12 months, (v) provide a comprehensive business plan and (v) provide an updated management presentation; and will provide such information that is reasonably necessary to ensure that TriPoint is fully capable of performing under the terms of this Agreement.

The Company understands that Advisor is not a broker-dealer and as such will not act as a placement agent in connection with any merger, acquisition or financing transaction, nor will Advisor take commission based fees for any services provided hereunder and is solely acting as an advisor with regard to such transactions in addition to other services being provided hereunder.  One of the Advisor’s affiliates, TriPoint Global Equities, LLC is a licensed broker-dealer and the Company agrees that Advisor or its affiliated entity shall enter into a separate placement agreement with the broker dealer upon execution of this agreement.

8.   Indemnification

The Company agrees to indemnify and hold harmless Advisor (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by Advisor by virtue of its retention hereunder and shall reimburse Advisor for any legal or other expenses reasonably incurred in connection with  investigating or defending any such liability or action, provided that the Company shall have the  right to control the defense of any claim giving rise to such liability and no such claim shall be settled  without the consent of the Company.  The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto.

The Company understands and agrees that its financial statements, any filings which  the Company makes with the SEC, NASD, AMEX, state regulators or any market or exchange and the contents thereof are ultimately the responsibility of the Company and its officers and directors. Advisor can assist and advise the Company in the preparation of such filings but the Company must approve and is responsible for the contents of all filings.

9.    Other Engagements

The Company acknowledges that Advisor is and will be acting as a Advisor to other business enterprises seeking business development, investment banking and/or other services normally provided by Advisor and agrees that Advisor's provision of services to such enterprises shall not constitute a breach hereof or of any duty owed to the Company by virtue of this agreement.

10.    Term

This agreement is effective upon execution by the Company as provided below and shall continue in effect for 12 months or until terminated by either party pursuant to Section 14.

11.    Termination

Either party may terminate this agreement at any time and for any reason, with or without cause, upon the giving 30 days written notice of termination to the other party; provided, however, that Advisor shall be entitled to full compensation, as set forth in Section 6, up to the date of termination, regardless of the reason for the termination and shall be paid all expenses incurred in connection with its acting as a Advisor to the Company pursuant to Section 7.

12.     Choice of Law; Dispute Resolution

(a)           This AGREEMENT shall be interpreted, controlled, and enforced in accordance with the substantive laws of the State of New York.

(b)           Each party shall bear its own expenses in any litigation conducted under this section.

(c)           Disputes; Arbitration.

(i)           Mandatory Arbitration.   All disputes arising out of or relating to this AGREEMENT will be resolved by mandatory, binding arbitration in accordance with this Section 13(c).

(ii)           Friendly Negotiations.   Before any arbitration is commenced pursuant to this Section 15(c), the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(iii)           Commencement of Arbitration.   If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any party to this AGREEMENT refuses to engage in any settlement negotiation, any party to this AGREEMENT may submit the dispute for arbitration.

(iv)           Arbitration.   Any arbitration commenced pursuant to this Section 13(c) will be conducted in Hong Kong under the Arbitration Rules of the United Nations Commission on International Trade Law by arbitrators appointed in accordance with such rules. The arbitration and appointing authority will be the Hong Kong International Arbitration Centre (“HKIAC”). The arbitration will be conducted by a panel of three arbitrators, one chosen by each party to this AGREEMENT and the third by agreement of the parties; failing agreement within 30 days of commencement of the arbitration proceeding, the HKIAC will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this AGREEMENT, except with regard to the matters under dispute.

13.    General Provisions

(a)            This agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof.  This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(b)            Any notice or other communication pursuant hereto shall be given to a party at its address first set forth above by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail.  If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

(c)            This agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document. The Company shall confirm that the foregoing is in accordance with its understanding by signing and returning to Advisor the enclosed copy of this agreement, which shall become a binding agreement upon Advisor's receipt.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.

TRIPOINT CAPITAL ADVISORS, LLC

By:_____________________________
    Mark Elenowitz
    Managing Director

TIANYIN PHARMACEUTICAL CO., LTD.

By:_____________________________
Guoqing Jiang
Chairman/CEO

Wiring Instructions

Mid Atlantic Federal Credit Union, Gaithersburg, MD 20898

ABA #255077477

FBO: TriPoint Capital Advisors, LLC

Account: 800207350